UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Smurfit-Stone Container Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SMURFIT-STONE CONTAINER CORPORATION

150 N. Michigan Avenue

Chicago, Illinois 60601-7568

April 4, 2006

Dear Stockholder:

You are cordially invited to attend our Company’s 2006 Annual Meeting of Stockholders, which will be held on Wednesday, May 10, 2006, at 11:00 a.m. Central Time at the University of Chicago Gleacher Center, 450 N. Cityfront Plaza Drive, Chicago, Illinois 60611. The formal Notice of Annual Meeting of Stockholders and Proxy Statement accompanying this letter describe the business to be acted upon at the meeting.

Your vote is important to us and your shares should be represented at the meeting whether or not you are personally able to attend. Accordingly, I encourage you to mark, sign, date and return the accompanying proxy promptly. Alternatively, you may vote either by telephone or via the Internet. Instructions for using these convenient services are set forth on the proxy card.

On behalf of the Board of Directors, thank you for your continued support of Smurfit-Stone Container Corporation.

Sincerely,

PATRICK J. MOORE
Chairman, President and Chief Executive Officer

SMURFIT-STONE CONTAINER CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Wednesday, May 10, 2006

NOTICE IS HEREBY GIVEN that the 2006 Annual Meeting of Stockholders of Smurfit-Stone Container Corporation, a Delaware corporation (the “Company”), will be held on Wednesday, May 10, 2006, at 11:00 a.m. Central Time at the University of Chicago Gleacher Center, 450 N. Cityfront Plaza Drive, Chicago, Illinois 60611, to act upon the following matters, which are described more fully in the accompanying Proxy Statement:

1.                 The election of ten (10) directors for terms of office expiring at the Annual Meeting of Stockholders in 2007;

2.                 The ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2006; and

3.                 Such other business as may properly come before the meeting and/or any adjournment or postponement thereof.

All holders of common stock of record at the close of business on March 13, 2006 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors of the Company has authorized the solicitation of proxies. Unless otherwise directed, the proxies will be voted FOR the election of the nominees listed in the attached Proxy Statement to be members of the Board of Directors of the Company; FOR the ratification of the appointment of the independent registered public accounting firm for the Company for 2006; and on other business that may properly come before the Annual Meeting, as the named proxies in their best judgment shall decide.

Any stockholder submitting a proxy may revoke such proxy at any time prior to its exercise by notifying the Secretary of the Company in writing at 150 N. Michigan Avenue, Chicago, Illinois 60601-7568, prior to the Annual Meeting, and, if you attend the Annual Meeting, you may revoke your proxy if previously submitted and vote in person by notifying the Secretary of the Company at the Annual Meeting.

This notice of annual meeting and proxy statement and form of proxy are being distributed on or about April 4, 2006.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this proxy statement and submit your proxy as soon as possible. You may submit your proxy for the Annual Meeting by completing, signing, dating and returning your proxy in the pre-addressed envelope provided, or, in most cases, by telephone or Internet.

By Order of the Board of Directors,

CRAIG A. HUNT
Secretary

Chicago, Illinois
April 4, 2006

SMURFIT-STONE CONTAINER CORPORATION

PROXY STATEMENT

FOR 2006 ANNUAL MEETING OF STOCKHOLDERS

General Information

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Smurfit-Stone Container Corporation, a Delaware corporation (the “Company”), 150 North Michigan Avenue, Chicago, Illinois 60601-7568, for use at the 2006 Annual Meeting of Stockholders to be held on Wednesday, May 10, 2006, at 11:00 a.m. Central Time at the University of Chicago Gleacher Center, 450 N. Cityfront Plaza Drive, Chicago, Illinois 60611. The Board of Directors of the Company urges you to promptly execute and return your proxy in the enclosed envelope. Alternatively, stockholders may also deliver proxies via the Internet or by calling a toll-free telephone number (1-866-540-5760). Each of these voting procedures is designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Instructions for voting by telephone and via the Internet are set forth on the enclosed proxy card.

Any stockholder submitting a proxy may revoke such proxy (including a proxy by telephone or the Internet) at any time prior to its exercise by notifying the Secretary of the Company, in writing, prior to the Annual Meeting. Any stockholder attending the Annual Meeting may revoke his or her proxy (including a proxy by telephone or the Internet) and vote personally by notifying the Secretary of the Company at the Annual Meeting. Only stockholders of record at the close of business on March 13, 2006, will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. At the close of business on March 13, 2006, the Company had  254,421,687 outstanding shares of common stock, $.01 par value per share (the “Common Stock”), and 4,599,300 outstanding shares of 7% Series A Cumulative Exchangeable Redeemable Convertible Preferred Stock (the “Preferred Stock”). Each share of Common Stock entitles the holder thereof to one vote. The holders of the Preferred Stock are not entitled to vote on the matters to be voted on at the Annual Meeting.

If the accompanying proxy card is signed and returned, the shares represented thereby will be voted in accordance with the directions on the proxy card. Unless a stockholder specifies otherwise therein, the proxy will be voted in accordance with the recommendations of the Board of Directors on all proposals. The presence in person or by proxy of a majority of the voting power represented by outstanding shares of Common Stock (127,210,844 shares) will constitute a quorum for the transaction of business at the Annual Meeting.

Directors will be elected by a plurality of the voting power represented and entitled to vote at the meeting. The passage of any other proposal will be determined by the affirmative vote of the majority of the voting power represented and entitled to vote at the meeting. In the election of directors, abstentions and broker non-votes will not affect the outcome except in determining the presence of a quorum; they will not be counted toward the number of votes required for any nominee’s election. An instruction to “abstain” from voting on any other proposal will have the same effect as a vote against the proposal. Broker non-votes will not be considered as present and entitled to vote on the proposals; therefore, broker non-votes will have no effect on the number of affirmative votes required to adopt such proposal.

This Proxy Statement and the enclosed proxy card are being mailed to the stockholders of the Company on or about April 4, 2006.

PROPOSAL 1—ELECTION OF DIRECTORS

The Board of Directors of the Company currently consists of ten (10) directors. Each of the directors is serving a term expiring at the Annual Meeting, and is being nominated for re-election. The Board of Directors of the Company recommends a vote FOR the ten (10) nominees. If re-elected, each nominee will serve until the annual election of directors in the year 2007 or until his or her successor is duly elected and qualified, or his or her earlier death, resignation or removal. If any of the nominees are unavailable for election, an event which the Board of Directors of the Company does not presently anticipate, the persons named in the enclosed proxy intend to vote the proxies solicited hereby FOR the election of such other nominee or nominees as may be nominated by the Board of Directors.

Based on the recommendation of the Nominating and Governance Committee, all of the nominees have been approved unanimously by the Board of Directors of the Company for re-election. The Board of Directors of the Company has also determined that each of the nominees other than Mr. Moore, the Company’s Chairman, President and Chief Executive Officer, satisfies the definition of an “independent director” set forth in the marketplace rules of the Nasdaq Stock Market, Inc. (“Nasdaq”) and the Company’s Corporate Governance Guidelines and Principles. Set forth below is information concerning the ten (10) nominees for director.

Nominees for Directors to be Re-Elected at the 2006 Annual Meeting for Terms Expiring in 2007

Name	Principal Occupation and Other Information
James R. Boris

Mr. Boris, born October 25, 1944, was first elected as a Director in 2003. He is the retired Chairman and Chief Executive Officer of EVEREN Capital Corporation and its primary subsidiary EVEREN Securities, Inc. (now known as Wachovia Securities, Inc.). Mr. Boris is a director of Peoples Energy Corporation, Loyola University Health Systems, Inc. and the Chicago Board Options Exchange.

Connie K. Duckworth

Ms. Duckworth, born November 3, 1954, was first elected as a Director in 2004. She has been President and Chairman of Arzu, Inc. since August 2003 and a partner of 8Wings Enterprises, LLC since July 2001. She was a partner of Circle Financial Group, LLC from January 2003 to December 2004. Ms. Duckworth retired from Goldman, Sachs & Co. as Advisory Director in 2001. Ms. Duckworth is a director of Northwestern Mutual Life Insurance Company, DNP Select Fund and Nuveen Investments, Inc.

Alan E. Goldberg

Mr. Goldberg, born September 1, 1954, was first elected as a Director in 1989. He has been a Co-Managing Partner of Lindsay Goldberg & Bessemer G.P. LLC and its related investment manager Goldberg Lindsay & Co. LLC since March 2001.

William T. Lynch, Jr.

Mr. Lynch, born December 3, 1942, was first elected as a Director in 2003. He has been President and Chief Executive Officer of Liam Holdings, LLC since April 1997. He is the retired President and Chief Executive Officer of Leo Burnett Company. Mr. Lynch is a director of Krispy Kreme Doughnuts, Inc., Pella Corporation and Ygomi LLC.

Patrick J. Moore

Mr. Moore, born September 7, 1954, was appointed President and Chief Executive Officer of the Company and elected as a Director in January 2002, and became Chairman of the Board in May 2003. He was Vice President and Chief Financial Officer from November 1998 until January 2002. Mr. Moore is a director of Archer Daniels Midland Company.

James J. O’Connor

Mr. O’Connor, born March 15, 1937, was first elected as a Director in 1998 and serves as the Lead Independent Director. He is the former Chairman and Chief Executive Officer of Unicom Corporation and its subsidiary, Commonwealth Edison Company. He is a director of Corning Incorporated, Trizec Properties, Inc., and UAL Corporation.

Jerry K. Pearlman

Mr. Pearlman, born March 27, 1939, was first elected as a Director in 1998. He is the retired Chairman of the Board and Chief Executive Officer of Zenith Electronics Corporation. Mr. Pearlman is a director of Ryerson Inc., and Nanophase Technologies Corporation, and from 1984 to 1998 served as a director of Stone Container Corporation, a predecessor of the Company.

Thomas A. Reynolds, III

Mr. Reynolds, born May 12, 1952, was first elected as a Director in 1997. He has been a Partner with Winston & Strawn LLP, a law firm that has regularly represented the Company on numerous matters, since 1984, and is a member of Winston & Strawn LLP’s executive committee.

Eugene C. Sit

Mr. Sit, born August 8, 1938, was first elected as a Director in 2004. He has been Chairman, Chief Executive Officer and Chief Investment Officer of Sit Investment Associates for more than five years. Mr. Sit is a director of Corning Incorporated.

William D. Smithburg

Mr. Smithburg, born July 9, 1938, was first elected as a Director in 2003. He is the retired Chairman, President and Chief Executive Officer of The Quaker Oats Company. He is a director of Abbott Laboratories, Northern Trust Corporation, and Corning Incorporated.

BOARD AND BOARD COMMITTEE MEETINGS,
COMMITTEE FUNCTIONS AND COMPOSITION

Each non-employee director is entitled to receive an annual fee of $100,000 as compensation for serving on the Board, payable $50,000 in cash and $50,000 in Restricted Stock Units (“RSUs”) (valued on the date of the annual meeting of stockholders). Board members also receive a fee of $1,500 per board and committee meeting attended, plus travel expenses. The Chairman of the Audit Committee receives an additional fee of $10,000 annually, and the Chairmen of each of the Compensation Committee, the Nominating and Governance Committee and the Strategy and Finance Committee receive an additional cash fee of $7,500 annually. Mr. O’Connor, as Lead Independent Director, also receives a cash fee of $20,000 annually for his service in that capacity. The Company also maintains a matching gift program for charitable donations of up to $7,500 per year made by non-employee directors. Mr. Moore does not receive any additional compensation by reason of his membership on, or attendance at meetings of, the Board. The Board held five meetings in 2005. Each of our directors attended at least 75% of all the meetings of the Board and those committees on which he or she served during 2005.

The Board of Directors maintains four standing committees, including an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Strategy and Finance Committee. Each of these committees operates pursuant to a written charter setting forth the functions and responsibilities of the committee, which may be reviewed on our website at www.smurfit-stone.com and are also available to stockholders in print upon request.  In addition, our Audit Committee Charter is attached as an appendix to this Proxy Statement.

The Audit Committee is responsible for appointing the independent registered public accounting firm for the Company (subject to stockholder ratification), and meeting with the independent registered public accounting firm, the director of internal audit and other corporate officers to review matters relating to corporate financial reporting and accounting procedures and policies. Among other responsibilities, the Audit Committee also reviews financial information provided to stockholders and others, assesses the adequacy of financial, accounting, operating and disclosure controls, evaluates the scope of the audits of the independent registered public accounting firm and internal auditors, and reports on the results of such audits to the Board of Directors. The current members of the Audit Committee are Mr. Pearlman (Chairman), Mr. Boris, Mr. O’Connor and Mr. Sit, all of whom meet all applicable independence standards for Audit Committee membership under the Nasdaq marketplace rules and Securities and Exchange Commission (“SEC”) rules. The Nominating and Governance Committee, on behalf of the Board of Directors, has determined that under the Nasdaq marketplace rules, Mr. Pearlman qualifies as an audit committee financial expert because of his experience as Chief Financial Officer of a public company, and as Chief Executive Officer of a public company actively supervising the principal financial officer. The Audit Committee held five meetings during 2005.

The Compensation Committee is responsible for administering stock-based compensation programs (including the Company’s 2004 Long-Term Incentive Plan (“Incentive Plan”) and the Management Incentive Plan (“MIP”) thereunder) for all participants in such programs, determining other compensation and benefits of the Chairman, President and Chief Executive Officer and other executive officers. The current members of the Compensation Committee are Mr. Smithburg (Chairman), Ms. Duckworth, Mr. Goldberg, Mr. Lynch and Mr. Pearlman, all of whom meet all of the applicable independence standards for Compensation Committee membership under the Nasdaq marketplace rules and SEC rules. The Compensation Committee held four meetings during 2005.

The Nominating and Governance Committee is responsible for identifying individuals qualified to become members of the Board of Directors, recommending to the Board of Directors the director nominees to be proposed for election by the stockholders, recommending to the Board of Directors corporate governance guidelines and procedures applicable to the Company, leading the Board in its annual review of the Board’s performance, and recommending to the Board of Directors nominees for each committee. The current members of the Nominating and Governance Committee are Mr. O’Connor (Chairman), Mr. Lynch and Mr. Smithburg, all of whom meet all applicable independence standards under the Nasdaq marketplace rules and SEC rules. The Nominating and Governance Committee held three meetings during 2005.

The Nominating and Governance Committee will consider nominees recommended by stockholders of the Company. Each stockholder must comply with applicable requirements of the Company’s Bylaws and the Securities Exchange Act of 1934, as amended, and the regulations thereunder with respect to the nomination of, or proposal of, nominees for election as directors of the Company. Any such stockholder nominations, together with appropriate biographical information, must be submitted to the Chairman of the Nominating and Governance Committee, c/o Mr. Craig A. Hunt, Secretary, Smurfit-Stone Container Corporation, 150 N. Michigan Avenue, Chicago, Illinois 60601-7568. The Nominating and Governance Committee has not established specific, minimum qualifications for director nominees that it recommends to the Board of Directors, but instead periodically advises the Board of Directors of the combination of skills, experience, perspective and background that its members believe are required for the effective functioning of the Board of Directors considering our current business strategies and the regulatory, geographic and market environment. Nominees to be evaluated by the Nominating and Governance Committee for future vacancies on the Board of Directors will be selected by the committee from candidates recommended by multiple sources, including business and personal contacts of the members of the Nominating and Governance Committee and other members of the Board of Directors, recommendations by our senior management and candidates identified by independent search firms, stockholders and other sources, all of whom will be evaluated based on the same criteria. Board members are expected to prepare for, attend, and participate in all Board of Directors and applicable committee meetings. The Nominating and Governance Committee considers a director’s past attendance record, participation and contribution to the Board of Directors in considering whether to recommend the re-election of such director. Eight of the ten directors attended the 2005 Annual Meeting of Stockholders. The Board has not adopted a formal policy regarding attendance at meetings of stockholders, and believes that attendance should be optional, rather than mandatory, due to the fact that very few non-employee stockholders have attended annual meetings of stockholders in person in any of the past several years.

The Strategy and Finance Committee is responsible for providing guidance to management in the areas of strategy and finance, including major strategic initiatives and financing strategies, and providing an informal review of the Administrative Committee of the Company’s retirement plans, the policies and procedures governing its administration of the retirement plans and its management of the investment of plan assets. The current members of the Strategy and Finance Committee are Mr. Boris (Chairman), Ms. Duckworth, Mr. Sit and Mr. Lynch. The Strategy and Finance Committee held three meetings during 2005.

The Second Amended and Restated Bylaws of the Company provide that the members of the Board who are “independent” under the Nasdaq marketplace rules (“Independent Directors”) shall hold regularly scheduled meetings (“Executive Sessions”) where only Independent Directors are present, and shall elect one director to act as the Lead Independent Director to preside at all Executive Sessions. Mr. O’Connor currently serves as Lead Independent Director. All of the nominees other than Mr. Moore have been determined by the Board to be Independent Directors. The Independent Directors held five Executive Sessions in 2005.

Stockholders and other interested parties may communicate directly with the Board of Directors, the Independent Directors as a group or any individual director by submitting written correspondence addressed to them at Smurfit-Stone Container Corporation, 150 N. Michigan Avenue, Chicago, Illinois 60601-7568.

PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners

The table below sets forth certain information regarding the beneficial ownership of the Company’s Common Stock by each person who is known to the Company to be the beneficial owner of more than 5% of the Company’s voting stock as of December 31, 2005. Except as noted below, the stockholders named below have sole voting and investment power with respect to all shares of Common Stock shown as being beneficially owned by them.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(a)	Percent of Common Stock
AXA	39,267,306	15.46%
25 Avenue Matignon
75008 Paris, France
FMR Corp.	29,791,176	11.73%
82 Devonshire Street
Boston, Massachusetts 02109
Wellington Management Company, LLP	22,750,905	8.96%
75 State Street
Boston, Massachusetts 02109

(a)           The number of shares of Common Stock beneficially owned was determined solely by a review of Schedules 13-G filed with the SEC, which state that (i) of the shares shown as beneficially owned by AXA, such beneficial owner had sole voting power as to 24,214,106 of such shares and shared voting power as to 4,108,077 of such shares, sole dispositive power as to 39,242,113 of such shares and shared dispositive power as to 25,193 of such shares; (ii) of the shares shown as beneficially owned by FMR Corp., such beneficial owner had sole voting power as to 5,803,509 of such shares and shared voting power as to none of such shares; and (iii) of the shares shown as beneficially owned by Wellington Management Company, LLP, such beneficial owner had sole voting power as to none of such shares and shared voting power as to 9,840,851 of such shares and shared dispositive power as to all of such shares.

Security Ownership of Management

The table below sets forth certain information regarding the beneficial ownership of shares of the Company’s Common Stock as of February 28, 2006 for (i) each director, (ii) each of the Named Executive Officers (as defined below) and (iii) all directors and executive officers of the Company as a group.

Beneficial Owner	Amount and Nature of Beneficial Ownership(a)(b)	Percent of Common Stock(c)
Patrick J. Moore	1,221,820	0.5%
John M. Riconosciuto	136,401	0.1%
Charles A. Hinrichs	257,038	0.1%
Craig A. Hunt	62,341	*
James P. Davis	415,601	0.2%
Thomas A. Pagano	95,111	*
James R. Boris	21,627	*
Connie K. Duckworth	3,920	*
Alan E. Goldberg	17,908	*
William T. Lynch, Jr.	16,634	*
James J. O’Connor	28,658	*
Jerry K. Pearlman	27,102	*
Thomas A. Reynolds, III	26,908	*
Eugene C. Sit.	9,548	*
William D. Smithburg	25,065	*
All directors and executive officers as a group (27 persons)	3,027,870	1.2%

(a)           Shares shown as beneficially owned include shares of Common Stock that directors and officers have the right to acquire within 60 days after February 28, 2006 pursuant to exercisable options under the stock option plans maintained by the Company (948,666 for Mr. Moore; 58,750 for Mr. Riconosciuto; 215,000 for Mr. Hinrichs; 45,000 for Mr. Hunt; 392,500 for Mr. Davis; 70,000 for Mr. Pagano; 1,500 for Messrs. Boris, Lynch and Smithburg; 6,750 for Mr. Goldberg; 5,250 for Mr. O’Connor; 8,250 for Messrs. Pearlman and Reynolds; and 0 for Ms. Duckworth and Mr. Sit), and RSUs held by directors and executive officers which have not yet vested (226,926 for Mr. Moore; 71,563 for Mr. Riconosciuto; 21,298 for Mr. Hinrichs; 9,918 for Mr. Hunt; 13,075 for Mr. Davis; 21,171 for Mr. Pagano; 20,127 for Mr. Boris; 3,920 for Ms. Duckworth; 4,548 for Mr. Sit; 20,565 for Mr. Smithburg; and 8,634 for Messrs. Goldberg, Lynch, O’Connor, Pearlman and Reynolds).

(b)          Shares shown include the number of shares of Common Stock held in the 401(k) savings plan maintained by the Company as of February 28, 2006 which the executive officers have the right to vote.

(c)           Based upon a total 254,043,143 shares of Common Stock issued and outstanding as of February 28, 2006. Percentages less than 0.1% are indicated by an asterisk.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who beneficially own more than ten percent of the Company’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that during the period from January 1, 2005 through December 31, 2005, its executive officers, directors and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements applicable to them.

EXECUTIVE COMPENSATION

The following table sets forth the cash and non-cash compensation awarded to or earned by each of the executive officers of the Company named below (the “Named Executive Officers”) for each of the last three fiscal years.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)(a)	Other Annual Compensation ($)(b)	Restricted Stock Award(s) ($)(a)(c)	Securities Underlying Options	All Other Compensation ($)(d)
Patrick J. Moore	2005	1,026,250	700,000	73,917	28,000	200,000	18,256
Chairman, President and	2004	1,000,000	965,000	203,949	38,600	180,000	16,926
Chief Executive Officer	2003	1,000,000	750,000	9,363	30,000	300,000	20,037
John M. Riconosciuto	2005	483,333	283,384	17,339	11,335	32,500	4,230
Chief Operating Officer	2004	450,000	129,960	51,702	5,258	30,000	4,062
	2003	381,250	67,500	11,019	2,700	50,000	0
Charles A. Hinrichs	2005	404,625	122,850	9,890	30,743	32,500	14,630
Senior Vice President and	2004	386,250	195,000	10,127	7,800	30,000	13,235
Chief Financial Officer	2003	365,000	170,016	10,235	6,801	50,000	14,750
Craig A. Hunt	2005	349,246	86,840	10,038	25,327	13,000	9,104
Senior Vice President, Secretary and	2004	321,160	121,830	77,850	4,873	12,000	6,000
General Counsel	2003	302,500	118,343	0	4,734	12,000	6,000
James P. Davis(e)	2005	390,533	0	8,291	0	32,500	2,104,170
Senior Vice President and	2004	456,750	63,801	7,651	2,552	30,000	11,425
General Manager—Container	2003	443,750	100,000	8,330	4,000	50,000	12,582
Division (Resigned)
Thomas A. Pagano	2005	324,880	142,986	10,671	5,719	32,500	12,760
Senior Vice President—Corporate	2004	310,000	125,860	10,329	5,034	30,000	6,000
Development	2003	252,150	115,413	10,268	4,617	8,000	6,000

(a)           The Named Executive Officers are required to defer twenty percent of their annual MIP incentive award into RSUs, and the Company matches twenty percent of the amount deferred in the form of premium RSUs, which vest after three years. The amount shown under “Bonus” for each of the Named Executive Officers for 2003, 2004 and 2005 includes the twenty percent deferral. The amounts shown under “Restricted Stock Awards” for

2003, 2004 and 2005 represent the value of the premium RSUs. Dividends will not be paid on the RSUs. As of December 31, 2005, the total number of RSUs held by each Named Executive Officer and the value of the RSUs using the closing share price on December 30, 2005 is as follows:

Name	Number of RSUs	Value ($)
Mr. Moore	245,716	3,481,796
Mr. Riconosciuto	73,881	1,046,894
Mr. Hinrichs	24,714	350,197
Mr. Hunt	11,625	164,726
Mr. Davis	16,211	229,710
Mr. Pagano	23,459	332,414

(b)          Amounts shown under “Other Annual Compensation” for 2005 consist of club dues and tax gross-ups relating thereto. The amounts shown in this column for Messrs. Moore, Riconosciuto and Hunt for 2004 include initiation fees of $72,000, $37,000 and $44,000, respectively, that will not be recurring. Additionally, the amount shown in this column for Mr. Moore for 2004 and 2005 includes financial planning services fees of $6,650 and $11,635, respectively, and for 2005 includes taxable income of $44,300 for personal use of the Company airplane.

(c)           Amounts shown for 2005 for Messrs. Hinrichs and Hunt includes the taxable value ($25,829 for Mr. Hinrichs and $21,854 for Mr. Hunt) of 2002 RSUs converted to shares of Company common stock in 2005. Each of the other Named Executive Officers deferred receipt of their 2002 RSUs until a later date.

(d)          Amounts shown under “All Other Compensation” for 2005 include a $7,000 contribution to the Company’s Savings Plan for each of the Named Executive Officers (except Messrs. Riconosciuto and Davis) and Company-paid split-dollar term life insurance premiums for Messrs. Moore ($11,256), Riconosciuto ($4,230), Hinrichs ($7,630), Hunt ($2,104), Davis ($0) and Pagano ($5,760).

(e)           Mr. Davis resigned from the Company as Senior Vice President and General Manager—Container Division on October 26, 2005. The amount shown under “All Other Compensation” for 2005 for Mr. Davis represents the amount which was payable to him under his employment agreement less $600,000 which he deferred until 2006. Effective upon his resignation, his employment agreement terminated and all of his stock options became fully vested and exercisable.

Option Grants in Last Fiscal Year—The   following table provides information concerning stock options granted to the Named Executive Officers during 2005.

OPTION GRANTS IN 2005

	Number of Securities Underlying Options	% of Total Options Granted to Employees in	Exercise or Base Price	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term ($)(b)
Name	Granted	Fiscal Year(a)	($ Per Share)	Date	5%	10%
Patrick J. Moore	200,000	19.0%	16.37	02/23/2015	2,059,001	5,217,913
John M. Riconosciuto	32,500	3.1%	16.37	02/23/2015	334,588	847,911
Charles A. Hinrichs	32,500	3.1%	16.37	02/23/2015	334,588	847,911
Craig A. Hunt	13,000	1.2%	16.37	02/23/2015	133,835	339,164
James P. Davis	32,500	3.1%	16.37	02/23/2015	334,588	847,911
Thomas A. Pagano	32,500	3.1%	16.37	02/23/2015	334,588	847,911

(a)           Reflects percentage of total options granted to employees in 2005 under the Incentive Plan.

(b)          The dollar amounts under these columns are the result of calculations at 5% and 10% rates, as set by the SEC’s executive compensation disclosure rules. Actual gains, if any, on stock option exercises depend on future performance of the Common Stock and overall stock market conditions. No assurance can be made that the amounts reflected in these columns will be achieved.

As of February 28, 2006, there were 26,533,920 shares of Common Stock reserved for issuance under all of the stock-based incentive plans of the Company, including 10,741,228 shares available for future grants.

Option Exercises and Year-End Value Table—The following table summarizes the exercise of options and the value of options held by the Named Executive Officers as of December 31, 2005.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options At December 31, 2005(#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options At December 31, 2005($)(a) Exercisable/Unexercisable
Patrick J. Moore	0	0	846,666/888,334	704,224/243,063
John M. Riconosciuto	0	0	46,250/136,250	0/ 49,938
Charles A. Hinrichs	0	0	190,000/137,500	70,838/ 49,938
Craig A. Hunt	0	0	45,000/104,000	0/ 33,938
James P. Davis	0	0	399,500/ 0	250,003/ 0
Thomas A. Pagano	0	0	70,000/ 83,500	54,438/ 20,363

(a)           The closing market value of the Common Stock on December 31, 2005 was $14.17 per share. On that date, the exercise prices for outstanding options held by the Named Executive Officers ranged from $10.00 to $18.78.

EXISTING EQUITY COMPENSATION PLAN INFORMATION

The table below shows information with respect to all of our equity compensation plans as of February 28, 2006.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($ per share)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column at Left)(#)
Equity compensation plans approved by security holders	13,986,144	14.59	10,741,228
Equity compensation plans not approved by security holders	0	n/a	0
Total	13,986,144	14.59	10,741,228

(a)           Does not include 1,806,548 shares to be issued upon conversion of RSUs that have been awarded under the Incentive Plan, but which have not yet vested.

PENSION PLANS

The Company and its subsidiaries maintain a non-contributory pension plan for salaried employees (the “Pension Plan”) and other non-contributory, non-qualified retirement plans for certain key executive officers, under which benefits are determined by final average earnings and years of credited service and are offset by a certain portion of social security benefits. For purposes of the Pension Plan, final average earnings equals the participant’s average earnings for the five consecutive highest-paid calendar years of the participant’s last 10 years of service, including overtime and certain bonuses, but excluding bonus payments under the MIP, deferred or acquisition bonuses, fringe benefits and certain other compensation. For purposes of the non-qualified retirement plans, final average earnings equals the participant’s average earnings, including bonuses under the MIP, for the five consecutive highest-paid calendar years of the participant’s last 10 years of service. The non-qualified retirement plans recognize all years of credited service.

The pension benefits for the Named Executive Officers can be calculated pursuant to the following table, which shows the total estimated single life annuity payments (prior to adjustment for Social Security) that would be payable to the Named Executive Officers participating in the Pension Plan and the non-qualified retirement plans after various years of service at selected compensation levels. Payments under the non-qualified retirement plans are an unsecured liability of the Company.

Remuneration					Each Year in
Final Average Earnings	5 Years	10 Years	15 Years	20 Years	Excess of 20 Years
$200,000	$25,000	$50,000	$75,000	$100,000	*
400,000	50,000	100,000	150,000	200,000	*
600,000	75,000	150,000	225,000	300,000	*
800,000	100,000	200,000	300,000	400,000	*
1,000,000	125,000	250,000	375,000	500,000	*
1,200,000	150,000	300,000	450,000	600,000	*
1,400,000	175,000	350,000	525,000	700,000	*
1,600,000	200,000	400,000	600,000	800,000	*
1,800,000	225,000	450,000	675,000	900,000	*
2,000,000	250,000	500,000	750,000	1,000,000	*

*                    An additional 1% of earnings is accrued for each year in excess of 20 years.

Messrs. Moore, Riconosciuto, Hinrichs, Hunt, and Pagano participate in the non-qualified retirement plans and have 19, 20, 11, 15 and 34 years of credited service, respectively. Current average annual earnings as of December 31, 2005 for each of the Named Executive Officers was as follows: Mr. Moore ($1,806,417); Mr. Riconosciuto ($517,533); Mr. Hinrichs ($491,492); Mr. Hunt ($304,762) and Mr. Pagano ($398,858). Mr. Davis resigned from the Company in October 2005.

EMPLOYMENT AGREEMENTS AND SEVERANCE AGREEMENTS

The Company has entered into agreements (the “Employment Agreements”) with Messrs. Moore, Riconosciuto and Hinrichs. The Employment Agreements require the executives to devote substantially all of their business time to the Company’s operations through the term of each executive’s respective Employment Agreement, unless sooner terminated by either party in accordance with the provisions of such Employment Agreement.

The Employment Agreements provide that the executives shall be eligible to participate in any annual performance bonus plans, long-term incentive plans, and/or equity-based compensation plans established or maintained by the Company for its senior executive officers, including the MIP and the Incentive Plan.

The Employment Agreements provide that if the Company terminates the executive’s employment “without cause” or the executive terminates his employment with “good reason”, the Company will: (i) pay the executive the full amount of base salary and annual bonus that the Company would have paid under the Employment Agreement had the executive’s employment continued to the end of the employment term; (ii) continue the executive’s coverage under the Company’s medical, dental, life, disability, pension, profit-sharing and other executive benefit plans through the end of the employment term; (iii) provide the executive with certain perquisites until the end of the employment term, provided that these Company-provided perquisites will be reduced to the extent the executive receives comparable perquisites without cost during a period of 36 months for Mr. Moore and 24 months for Messrs. Hinrichs and Riconosciuto following each executive’s employment termination (the “Post Termination Period”); (iv) continue to count the period through the end of the employment term for purposes of determining the executive’s age and service with the Company with respect to (A) eligibility, vesting and the amount of benefits under the Company’s executive benefit plans, and (B) the vesting of any outstanding stock options, restricted stock or other equity-based compensation awards; and (v) provide outplacement services.

The Employment Agreements also provide that if, within 24 months following a “change of control” of the Company, the Company terminates the executive’s employment “without cause” or the executive terminates his employment with “good reason”, the Company will: (i) pay the executive a multiple of three times for Mr. Moore and two times for Messrs. Hinrichs and Riconosciuto the executive’s base salary, as in effect on the date of his termination; (ii) a multiple of three times for Mr. Moore and two times for Messrs. Hinrichs and Riconosciuto the highest of (A) the average annual bonus paid for a prescribed period immediately preceding the executive’s employment termination, (B) the target bonus for the fiscal year in which such termination of employment occurs, or (C) the actual bonus attained for the fiscal year in which such termination occurs; (iii) continue the executive’s coverage under the Company’s medical, dental, life, disability, and other executive benefit plans for the Post Termination Period; (iv) pay the value of continued coverage during the Post Termination Period under any pension, profit-sharing or other retirement plan maintained by the Company; (v) continue to provide the executive with certain perquisites, provided that these Company-provided perquisites will be reduced to the extent the executive receives comparable perquisites without cost during the Post Termination Period; (vi) immediately vest all stock options, restricted stock and other equity-based awards; and (vii) pay for certain outplacement services to the executive. The Company generally must make the payments described above within 10 days of the executive’s employment termination. Furthermore, the Employment Agreement of Mr. Moore provides that if the payments and benefits described above would be “excess parachute payments” as defined in Code Section 280G, with the effect that the executive is liable for the payment of an excise tax, then the Company will pay the executive an additional amount to “gross up” the executive for such excise tax.

In general, each of the following transactions is considered a change in control under the Employment Agreements: (a) a third party’s acquisition of 20% or more of the Common Stock; (b) an unapproved change in the majority of the Board of Directors; (c) completing certain reorganization, merger or consolidation transactions or a sale of all or substantially all of the Company’s assets; or (d) the complete liquidation or dissolution of the Company.

The Employment Agreements also prohibit the executives from: (i) disclosing the Company’s confidential information, inventions or developments; (ii) diverting any business opportunities or prospects from the Company; and (iii) during their employment and for a period of up to two years following termination of their employment, competing with any business conducted by the Company or any of its affiliates, or soliciting any employees, customers or suppliers of the Company within the United States.

Several other executives (including Messrs. Hunt and Pagano) are parties to Employment Security Agreements (collectively, the “Severance Agreements”) with the Company. Among other things, the Severance Agreements provide for a lump sum payment based on a specified multiple of salary and bonus plus the payment of certain fringe benefits under certain circumstances within two years after a “change of control” (as such term is defined in the Severance Agreements).

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filings.

The Compensation Committee (the “Committee”) consists of five Independent Directors who are not employees of the Company and who have no interlocking relationships to disclose. This Committee oversees the administration of executive compensation programs and determines the compensation of the senior executives.

The goals of the Company’s executive compensation program are: to attract, retain and motivate qualified executives with outstanding abilities; to tie a significant portion of the overall compensation of executive officers to the Company’s profitability; and to seek to enhance the Company’s profitability by aligning the interests of executive officers with those of the Company’s stockholders.

Each year, the Committee reviews and establishes three elements of total compensation for senior executives: base salaries, annual incentives under the MIP, and long-term awards granted under the Incentive Plan. The MIP is intended to incent executive officers and other key employees to meet pre-established individual performance goals and to assist the Company in attaining financial targets and strategic initiatives on an annual basis. The awards granted under the Incentive Plan are intended to further the goals set forth above over the long term. MIP awards to senior executives in 2006 will consist of 50% cash and 50% restricted stock units, while awards to senior executives under the Incentive Plan consist of 50% stock options and 50% restricted stock units.

As part of its consideration of total compensation for senior executives for 2006, the Committee engaged Hewitt Associates, a nationally recognized compensation consultant, to conduct extensive research into competitive compensation levels for a custom peer group of the Company’s direct competitors (approved by the Committee in advance) and a broader group of industrial companies of similar size and complexity to the Company. The results of this research were that, in comparison to both the custom peer group and the general industrial group, base salaries of senior executives were generally competitive, but annual incentive awards and long-term incentive awards were significantly below competitive levels. The Committee increased incentive targets in 2005, but actual awards did not increase because certain corporate financial objectives were not attained in 2005. The amount of long-term incentive awards were increased in 2005 and 2006 to attempt to reach competitive levels.

In light of the Company’s strategic initiative program announced in November 2005 and the critical need to successfully implement this program and improve the Company’s financial performance, the Committee decided to implement an Outperformance Incentive Program consisting of a one-time grant of performance-based stock options under the Incentive Plan. These options would vest in 2009 only if positive average earnings before taxes and significant levels of cost savings were attained over the 2006-2008 period.

Based on the Committee’s analysis, consistent with the goals set forth above, and in consideration of the need to directly incent improved financial performance of the Company and retain key management employees, the Committee took the following actions in March 2006 with respect to the total compensation of senior executives:

•       Base salaries for senior executives (other than Mr. Moore) were increased by an average of 1.9%;

•       2005 MIP awards were reduced by a factor of 25% due to the failure to attain corporate financial objectives;

•       2006 MIP targets for senior executives were generally maintained at the 2005 levels, but more heavily weighted toward the attainment of corporate financial objectives;

•       2006 awards under the Incentive Plan for senior executives were generally consistent with the awards granted in 2005; and

•       An aggregate of approximately 3.6 million stock options were granted under the Outperformance Incentive Program to approximately 120 key managers.

With regard to Mr. Moore, the Committee took into consideration the attainment of a number of established performance objectives, including succession planning and diversity, completion of the strategic evaluation, maintaining the Company’s industry-leading safety position, and achievement of corporate expense targets. Based on this performance, and the competitive market data, the Committee maintained Mr. Moore’s base salary at $1,035,000, approved a 2005 MIP award of $700,000 (reflecting a reduction for failure to attain corporate financial objectives), and granted a long-term incentive award of 200,000 stock options and 70,000 restricted stock units. Mr. Moore also received an award of 500,000 stock options under the Outperformance Incentive Program. Mr. Moore’s 2006 MIP objectives have been more heavily weighted toward corporate financial performance.

In considering and approving the total compensation of the five most highly compensated executive officers, including Mr. Moore, the Committee reviewed the total amounts payable under the Employment Agreements (discussed below) in the event of a termination of employment, the total amounts potentially payable to each executive under currently existing pension arrangements, and the aggregate of all perquisites provided to such executives. The Company maintains very few perquisites for executive officers that are not generally available to all salaried employees. The cost of these perquisites is set forth in the Summary Compensation Table above. The members of the Committee believe that the total compensation, pension benefits, and amounts potentially payable upon termination of employment of each of the five most highly compensated executive officers, including Mr. Moore, is reasonable and not excessive.

In furtherance of the goal of aligning the interests of executive officers with those of the Company’s stockholders, the Board of Directors adopted Executive Stock Ownership Guidelines, which may be viewed on the Company’s website at www.smurfit-stone.com. The guidelines require the executive officers of the Company to own common stock of the Company with a value equal to a multiple of his or her annual salary. The multiple is three times annual salary for the Chief Executive Officer, two times annual salary for the other members of the Company’s executive committee, and an amount equal to annual salary for all other executive officers. The guidelines must be satisfied by December 31, 2007 or, if later, within three years of the time an executive officer is appointed or promoted into a position with a larger ownership requirement.

The Committee believes that it was in the Company’s best interest to maintain in place employment agreements with the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer in order to adequately compensate these executives and incent them to remain employed with the Company. The terms of these agreements are set forth above under “Employment Agreements and Severance Agreements.”  Unless approved or ratified by the holders of a majority of the outstanding Common Stock, the Committee will not approve any future agreements with any senior executive officer of the Company that provide for payment upon retirement or other termination of employment of benefits (other than those payable in the ordinary course pursuant to the pension plans) in excess of 2.99 times the aggregate amount of the executive’s then-current salary, bonus and perquisites.

Section 162(m) of the Internal Revenue Code of 1986 generally limits the Company’s federal tax deductibility to $1 million for compensation (other than performance-based compensation) paid in any year to the Company’s Chief Executive Officer and each of its four other highest paid executive officers. The Committee will generally seek to qualify compensation paid to its executive officers for deductibility under Section 162(m). The Committee will, however, retain the flexibility to authorize payments of compensation that may not qualify for deductibility if, in the Committee’s judgment, it is in the Company’s interest to do so.

Submitted by the Compensation Committee of the Board of Directors.

Compensation Committee
William D. Smithburg, Chairman
Connie K. Duckworth
Alan E. Goldberg
William T. Lynch, Jr.
Jerry K. Pearlman

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

No member of the Compensation Committee of the Board currently is or was during the year ended December 31, 2005, an officer, former officer or employee of the Company or any of its subsidiaries. During the year ended December 31, 2005, no executive officer of the Company served as a member of (i) the compensation committee of another entity in which one of the executive officers of such entity served on the Company’s Compensation Committee, (ii) the Board of Directors of another entity in which one of the executive officers of such entity served on the Company’s Compensation Committee, or (iii) the compensation committee of another entity in which one of the executive officers of such entity served as a member of the Company’s Board of Directors.

William D. Smithburg, a member of the Company’s Board of Directors since May 2003, is a member of the Board of Directors of Barry-Wehmiller Companies, Inc., which sold the Company equipment for $9 million during 2005 and 2004 and $6 million during the period from May 2003 through December 2003. All such purchases were made on an arms-length basis.

STOCK PERFORMANCE GRAPH

The graph below compares the cumulative total stockholder return on an investment in the Common Stock, the S&P 500 Index, and an index of a peer group of paper companies (the “Peer Group”) for the five-year period ended December 31, 2005. The Peer Group is comprised of the following nine medium- to large-sized companies whose primary business is the manufacture and sale of paper products and packaging: Caraustar Industries, Inc., Graphic Packaging Corporation, International Paper Company, MeadWestvaco Corporation, Norampac Inc., Packaging Corporation of America, Rock-Tenn Company, Temple-Inland Inc. and Weyerhaeuser Company. Georgia Pacific Corporation, which was in the peer group of paper companies a year ago, was removed from the Peer Group because it was acquired by another entity and is no longer a stand-alone entity. The graph assumes the value of an investment in the Common Stock and each index was $100.00 at December 31, 2000 and that all dividends were reinvested.

Cumulative Total Return

(from December 31, 2000 to December 31, 2005)

	Base Period	Indexed Return
	Dec. 31	Years Ending December 31,
Company Name/Index	2000	2001	2002	2003	2004	2005
SMURFIT-STONE CONTAINER CORPORATION	100	106.91	103.04	124.32	125.05	94.86
S&P 500 INDEX	100	88.11	68.64	88.33	97.94	102.75
PEER GROUP	100	105.26	95.48	123.67	131.01	122.65

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Thomas A. Reynolds, III, a member of the Company’s Board of Directors, is a member of the Executive Committee and partner of the law firm of Winston & Strawn LLP, which has provided, and continues to provide, legal services to the Company and its subsidiaries.

William D. Smithburg, a member of the Company’s Board of Directors since May 2003, is a member of the Board of Directors of Barry-Wehmiller Companies, Inc., which sold the Company equipment for $9 million during each of 2005 and 2004 and $6 million during the period from May 2003 through December 2003. All of such purchases were made on an arms-length basis.

Patrick J. Moore, Chairman, President and Chief Executive Officer of the Company and a member of the Company’s Board of Directors, has been a member of the Board of Directors of Archer Daniels Midland Company (“ADM”) since November 2003. ADM sold the Company $9 million and $8 million of supplies used in mill operations in 2005 and 2004, respectively. The Company sold products to ADM of $21 million and $15 million in 2005 and 2004, respectively, and $3 million during the period from November 2003 through December 2003. All of such purchases were made on an arms-length basis.

PROPOSAL 2—RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP, independent registered public accounting firm for the Company since July 1982, has been appointed by the Audit Committee of the Board of Directors of the Company as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2006. This selection is being presented to the stockholders for ratification.

The following table shows fees for professional services rendered by Ernst & Young LLP for 2004 and 2005:

	2004	2005
Audit fees	$3,200,550	$2,781,500
Audit-related fees	263,483	391,178
Tax fees	652,477	289,146
All other fees	0	0
Total	$4,116,510	$3,461,824

Audit fees include services for the audit of the consolidated financial statements, management’s assessment of and the effectiveness of the Company’s internal control over financial reporting, the review of the quarterly financial statements, filings of registration statements with the SEC, comfort letters for underwriters, consultation concerning financial accounting and reporting standards and international statutory audits. Audit-related fees include audits of employee benefit plans, internal control reviews and audits of disposed businesses. Tax fees include services for federal, state and foreign tax compliance and tax research assistance.

All audit, tax and other services to be performed by Ernst & Young LLP for us must be pre-approved by the Audit Committee. The Audit Committee reviews the description of the services and an estimate of the anticipated costs of performing those services. Services not previously approved cannot commence until such approval has been granted. Pre-approval is granted usually at regularly scheduled meetings. If unanticipated items arise between meetings of the Audit Committee, the Audit Committee has delegated approval authority to the Chairman of the Audit Committee, in which case the Chairman communicates such pre-approvals to the full Committee at its next meeting. During 2004 and 2005, all services performed by Ernst & Young LLP were pre-approved by the Audit Committee in accordance with this policy.

The Board’s Audit Committee approved a contract with Intellinex to provide online PC training. Intellinex is an affiliate of Ernst & Young LLP. In 2004, the Company executed a contract with Intellinex to provide online Microsoft desktop application training at a cost of $9 per course. The total fees paid to Intellinex for this training in 2005 were $3,843.

The Audit Committee of the Board of Directors reviews all relationships with Ernst & Young LLP, including the provision of non-audit services, which may relate to the independent registered public accounting firm’s independence. The Audit Committee of the Board of Directors considered the effect of Ernst & Young LLP’s non-audit services in assessing the independence of such independent registered public accounting firm and concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and such representatives are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION. THE PERSONS NAMED ON THE ENCLOSED PROXY CARD INTEND TO VOTE THE PROXIES SOLICITED HEREBY FOR RATIFICATION UNLESS SPECIFICALLY DIRECTED OTHERWISE ON SUCH PROXY CARD.

REPORT OF THE AUDIT COMMITTEE

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filings.

The Audit Committee (the “Committee”) oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial reporting process, including the systems of internal control and the preparation of the financial statements. In fulfilling its oversight responsibilities, the Committee reviewed with management the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2005, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In addition, at the direction of the Committee, the Company maintains a Disclosure Committee to review, assess and ensure the accuracy of the Company’s filings and communications to security holders and the investment community as a whole.

The Committee reviewed with the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under standards of the Public Company Accounting Oversight Board (United States). In addition, the Committee has discussed with the independent registered public accounting firm the firm’s independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board and SEC regulations, considered the compatibility of non-audit services with the independent registered public accounting firm’s independence, and discussed matters required under SAS 61 (Codification of Statements on Auditing Standards).

The Company’s management is responsible for the preparation and integrity of the Company’s financial statements, establishing and maintaining adequate internal control over financial reporting, and for management’s report on internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for attesting to management’s report on internal control over financial reporting, and its opinion on whether the Company maintained effective internal control over financial reporting. The Committee’s responsibility in this regard is to oversee the Company’s financial reporting process and internal control over financial reporting. Throughout the year the Committee monitored the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002, and was satisfied that the Company would conclude that internal control over financial reporting would be effective as of December 31, 2005. Management, in fact, concluded that the Company’s internal control over financial reporting was effective as of December 31, 2005. The independent registered public accounting firm provided an attestation that management’s assessment was fairly stated in all material respects and the Company maintained effective internal control over financial reporting in all material respects as of December 31, 2005.

The Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for the respective audits. The Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee held five meetings during 2005.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC. The Committee also appointed, subject to stockholder ratification, the Company’s independent registered public accounting firm for 2006.

Submitted by the Audit Committee of the Board of Directors.

Audit Committee
Jerry K. Pearlman, Chairman
James R. Boris
James J. O’Connor
Eugene C. Sit

OTHER MATTERS

Management does not know of any other business that may be considered at the Annual Meeting. However, if any matters other than those referred to above should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment.

The Company will bear the costs of its solicitation of proxies. In addition to the use of the mails, proxies may be solicited by electronic mail, personal interview, telephone, telegram and telefax by the directors, officers and employees of the Company. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

“HOUSEHOLDING” OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g. brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with accountholders who are stockholders will be householding our proxy materials. As indicated in the notice previously provided by these brokers to stockholders, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker or us that they will be householding communications to your address, householding will continue until you are notified otherwise.

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker or, if a stockholder is a direct holder of shares of our Common Stock, they should submit a written request to our transfer agent, Mellon Investor Services LLC, 480 Washington Boulevard, 27th Floor, Jersey City, NJ  07310-1900. To delist yourself from householding in the future you may write the Company at Smurfit-Stone Container Corporation, 150 N. Michigan Avenue, Chicago, Illinois 60601-7568, Attention:  General Counsel, or call 312-346-6600.  Upon request, we will deliver promptly a separate copy of the proxy statement.

CORPORATE GOVERNANCE AND WEBSITE INFORMATION

The Company has established a Code of Conduct, which is applicable to all of its employees and directors, and a Code of Ethics for Senior Financial Officers which, along with written charters for the Audit Committee, Compensation Committee, Strategy and Finance Committee and Nominating and Governance Committee, may be reviewed on our website at www.smurfit-stone.com and are also available to stockholders in print upon request. We intend to post any future amendments and revisions to these documents on our website.

STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING OF STOCKHOLDERS

Stockholder proposals submitted for inclusion in the proxy statement and form of proxy for the 2007 Annual Meeting of Stockholders must be received at the corporate offices of the Company, addressed to the attention of Mr. Craig A. Hunt, Secretary, Smurfit-Stone Container Corporation, 150 N. Michigan Avenue, Chicago, Illinois 60601-7568, no later than December 5, 2006. The proposals must comply with the rules of the SEC relating to shareholder proposals. The Company’s Bylaws provide that no business may be brought before an annual meeting unless specified in the notice of meeting, brought before the meeting by or at the direction of the Board of Directors, or otherwise brought by a stockholder who has delivered notice to the Company (containing certain information specified in the Bylaws) not less than 60 or more than 90 days before the anniversary date of the immediately preceding annual meeting of stockholders. A copy of the full text of these Bylaw provisions may be obtained by writing to the Secretary at the address indicated above.

By Order of the Board of Directors,

CRAIG A. HUNT
Secretary

April 4, 2006

Appendix A

Audit Committee Charter

SMURFIT-STONE CONTAINER CORPORATION
AUDIT COMMITTEE CHARTER
(Revised February 27, 2004)

ORGANIZATION

The Audit Committee of the Board of Directors shall consist of at least three directors who are independent of management of the Corporation and are financially literate. The members of the Audit Committee shall meet the independence and experience requirements of the Securities and Exchange Commission (the “SEC”) and the securities exchange on which the Corporation’s common stock is traded. At least one member of the Audit Committee shall be a financial expert as defined by the  SEC. Audit Committee members and the committee chairman shall be designated annually by the full Board of Directors on the recommendation of the Nominating and Governance Committee. Audit Committee members shall not serve on more than three public company audit committees simultaneously.

STATEMENT OF POLICY

The Audit Committee shall assist the Board of Directors in fulfilling its oversight responsibility by reviewing:  (i) the financial information which will be provided to shareholders and others; (ii) the quality and integrity of the financial reports of the Corporation; (iii) the systems of internal controls; (iv) the independent auditor’s qualifications and independence; and (v) the Corporation’s compliance with legal and regulatory requirements. In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communication between the directors, the independent auditors, the internal auditors, and the financial management of the Corporation.

RESPONSIBILITIES

In carrying out its responsibilities, the Audit Committee’s policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the Board of Directors and shareholders that the accounting and reporting practices of the Corporation are in accordance with all requirements and are of the highest quality.

In carrying out these responsibilities, the Audit Committee will perform the following functions/tasks:

Financial Reporting

Perform a timely review of financial statements, as well as earnings press releases, earnings guidance and other financial information provided to shareholders, rating agencies or the public.

Confirm that financial management and the independent auditor perform a timely analysis of significant reporting issues and practices and report key issues to the committee.

Inquire of management, the internal audit director, and the independent auditor about significant risks or exposures, assess the steps management has taken to minimize such risk to the Corporation, and evaluate the need for disclosure thereof.

Discuss with financial management and the independent auditor their qualitative judgments about the appropriateness, not just the acceptability, of accounting principles and financial reporting practices used or proposed to be used.

Internal Controls

Review with the independent auditor and the internal audit director the adequacy of the Corporation’s internal controls (including information systems and security) and related significant findings and recommendations of the independent auditor and internal audit, together with management’s responses.

Review management’s assertion on its assessment of the effectiveness of internal controls as of the end of each fiscal year and the independent auditors report on management’s assertion.

Audit Process

Appointment of auditors

Exercise the sole authority to appoint, retain, compensate, evaluate and terminate  the independent auditor  (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee.

Pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor. The Audit Committee may delegate this authority to its chairman, provided that any decisions of the Chairman to pre-approve any services shall be presented to the Audit Committee at its next meeting.

Review and advise concerning management’s appointment, termination, or replacement of the internal audit director. Review with management and the internal audit director, annually, the internal audit department’s staffing and significant objectives.

Independence and qualification of auditors

At least annually, obtain and review a report by the independent auditor describing:  (i) the firm’s internal quality control procedure; (ii) any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (iii) all relationships between the independent auditor and the Corporation (to assess the auditor’s independence).

After reviewing the foregoing report and the independent auditor’s work throughout the year, shall evaluate the auditors’ qualifications, performance and independence. Such evaluation should include the review and evaluation of the lead partner of the independent auditors and take into account the opinions of management and the Company’s personnel responsible for the internal audit function.

Determine that the independent audit firm has a process in place to address the rotation of the lead audit partner and other audit partners serving the account as required under the SEC independence rules.

Review of audit plans

In consultation with the independent auditor and the internal audit director, review the audit scope and plan of the internal audit department and the independent auditor.

Review with the internal audit director and the independent auditor the coordination of audit effort to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources, including explanations for any deviations from the original plans.

Regularly review with the independent auditor any audit problems or difficulties encountered during the course of the audit work, including any restrictions on the scope of the independent auditor’s activities or access to requested information, and management’s response. Review any accounting adjustments that were noted or proposed by the auditors but were “passed” (as immaterial or otherwise); any communications between the audit team and the audit firm’s national office respecting auditing or accounting issues presented by the engagement; and any “management” or “internal control” letter issued, or proposed to be issued, by the audit firm to the Corporation.

Interim financial statement review

The Committee shall review the interim financial statements and management’s discussion and analysis of financial condition and results of operations with management and the independent auditors prior to the public disclosure of results for each quarterly period.  Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

Review of audit results

Review with management and the independent auditor at the completion of the annual audit the following:

•       Annual report of the Corporation, including the financial statements, related footnotes, and management’s discussion and analysis of financial condition and results of operations.

•       Results of the audit of the financial statements and the related report thereon, including all critical accounting policies and practices to be used, all alternative treatments of financial information within generally accepted accounting procedures that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

•       Significant changes in the audit plan and any serious disputes or difficulties with management encountered during the audit.

•       Other communications as required by generally accepted auditing standards.

•       Disclosures made by the Corporation’s CEO and CFO during their certification process for the Form 10-K and 10-Q regarding any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Corporation’s internal controls.

Proxy Statement Report

•       Prepare the Audit Committee report that the SEC proxy rules require to be included in the Corporation’s annual proxy statement.

Compliance Oversight Responsibilities

•       Review and approve all material related party transactions.

•       Review disclosures made by the senior financial officers of the Corporation under the Code of Ethics applicable to such officers.

•       Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•       Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Corporation’s financial statements or accounting policies.

•       Discuss with the Corporation’s General Counsel legal matters that may have a material impact on the financial statements or the Corporation’s compliance policies.

GENERAL

In addition to the foregoing, the Audit Committee shall:

Review policies and procedures with respect to officers’ expense accounts and perquisites, including their use of corporate assets, and the results of the annual review of these areas conducted by internal audit.

Review legal and regulatory matters that may have a material impact on the financial statements, related corporate compliance policies and programs, and reports received from regulators.

At least semi-annually, meet with the internal audit director, the independent auditor, and management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately with the Audit Committee.

At least annually, obtain and review a report by the independent auditor describing the firm’s internal quality controls, and any material issues raised by the most recent internal quality review.

Report Committee actions to the Board of Directors with such recommendations as the Committee may deem appropriate. At the Chairman’s option, the independent auditors should be made available to meet with the Board of Directors annually or when otherwise appropriate.

Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each Committee meeting with, the Board of Directors.

Annually review and update the Committee’s charter as necessary.

Perform periodic evaluations of the performance of the Audit Committee and report the results to the Nominating and Governance Committee.

Retain the power to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities with full access to all books, records, facilities, and personnel of the Corporation and the power to retain outside counsel or other experts for this purpose.

The Audit Committee shall have the authority to engage independent counsel and other advisors as it determines necessary to carry out its responsibilities, and shall receive appropriate funds, as it shall determine, from the Corporation for payment of compensation to the outside legal, accounting or other advisors employed by the Audit Committee.

Perform such other functions as assigned by law, the Corporation’s bylaws, or the Board of Directors.

This proxy will be voted “FOR” Items 1 and 2 if no instruction to the contrary is indicated. If any other business is presented at the meeting, this proxy will be voted in accordance with the recommendation of management. Please date, sign and mail this proxy in the enclosed envelope. No postage is required.

					Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

FOR		WITHHOLD AUTHORITY
all nominees		to vote for all nominees		FOR	AGAINST	ABSTAIN
1. Election of Directors: ☐		☐ 2.	Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for 2006.	☐	☐	☐
Nominees:					WILL ATTEND
01 James R. Boris 03 Alan E. Goldberg 05 Patrick J. Moore	02 Connie K. Duckworth 04 William T. Lynch, Jr. 06 James J. O’Connor		I PLAN TO ATTEND THE MEETING		☐
07 Jerry K. Pearlman	08 Thomas A. Reynolds,III
09 Eugene C. Sit	10 William D. Smithburg

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the line below.

(YOU ARE REQUESTED TO COMPLETE, SIGN AND RETURN THIS PROXY PROMPTLY UNLESS YOU VOTE YOUR SHARES BY TELEPHONE OR THE INTERNET)

Choose MLinkSM for Fast, easy and secure 24/7 online access
to your future proxy materials, investment plan statements,
tax documents and more. Simply log on to Investor
ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

Signature		Signature		Date

Please sign name or names exactly as appearing on this proxy. If signing as a representative, please indicate capacity.

FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.proxyvoting.com/sscc		1-866-540-5760		Mark, sign and date
Use the Internet to vote your proxy.		Use any touch-tone telephone to		your proxy card and
Have your proxy card in hand when	OR	vote your proxy. Have your proxy	OR	return it in the
you access the web site.		card in hand when you call		enclosed postage-paid
envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement on the Internet at
www.smurfit-stone.com/files/proxy.pdf
<http://www.smurfit-stone.com/files/proxy.pdf> and
www.smurfit-stone.com/files/2005annualreport.pdf
<http://www.smurfit- stone.com/files/2005annualreport.pdf>

SMURFIT-STONE CONTAINER CORPORATION

Annual Meeting, May 10, 2006

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned stockholder of Smurfit-Stone Container Corporation, a Delaware corporation, appoints CHARLES A. HINRICHS and CRAIG A. HUNT, or either of them, with full power to act alone, the true and lawful attorneys-in-fact of the undersigned, with full power of substitution and revocation, to vote all shares of stock of said Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the University of Chicago Gleacher Center, 450 N. Cityfront Plaza Drive, Chicago, Illinois on May 10, 2006 at 11:00 a.m. (Central Time) and at any adjournment or postponement thereof, with all the powers the undersigned would possess if personally present, as indicated on the reverse hereof.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

You can now access your Smurfit-Stone Container Corporation account online.

Access your Smurfit-Stone Container Corporation shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Smurfit-Stone Container Corporation, now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
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